Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Roy Harvey	Michael E. Belwood
(212) 836-2674	(812) 604-0530

Alcoa Third Quarter Revenue, Earnings Higher Than Year-Ago

Quarter, Down Sequentially on Lower Prices and European

Market Weakness

Highlights:

•	Income from continuing operations of $172 million, or $0.15 per share, up 182 percent compared to third quarter 2010, down 47 percent from second quarter 2011

•	Revenue of $6.4 billion, up 21 percent over third quarter 2010, down 3 percent from second quarter 2011

•	Cash from operations of $489 million in the quarter, $1.1 billion year-to-date

•	Free cash flow of $164 million in the quarter, $250 million year-to-date

•	Debt-to-capital ratio of 33.7 percent and cash on hand of $1.3 billion

New York, NY, October 11, 2011 — Alcoa (NYSE: AA) today reported increased third quarter revenue and earnings compared to the year-ago quarter, but lower results sequentially, primarily due to lower metal prices, seasonal factors and weakness in Europe.

Income from continuing operations was $172 million, or $0.15 per share, in third quarter 2011, compared to $61 million, or $0.06 per share, in third quarter 2010 and $326 million, or $0.28 per share, in second quarter 2011.

“Aluminum prices fell in the third quarter, but most markets continued to grow,” said Alcoa Chairman and CEO Klaus Kleinfeld. “With the exception of Europe, we saw growth in our end markets, though at a slower rate than in the first half, as confidence in the global recovery faded.

“We continue to forecast a growth rate of 12 percent for 2011, with a slower pace in the second half of the year, and reaffirm our long-term forecast for a doubling of aluminum demand by 2020. Alcoa is a confident company in a nervous world. We are well prepared for whatever lies ahead, with more cash on hand, lower debt and continued focus on profitable growth.”

Net income for third quarter 2011 was $172 million, or $0.15 per share, compared to net income in third quarter 2010 of $61 million, or $0.06 per share, and net income in second quarter 2011 of $322 million, or $0.28 per share.

Revenue was $6.4 billion in third quarter 2011, up 21 percent from the $5.3 billion recorded in third quarter 2010 and down 3 percent compared to $6.6 billion recorded in second quarter 2011.

On a year-over-year basis, Alcoa’s major end markets showed strong revenue growth, led by commercial transportation (up 44 percent), automotive (up 26 percent), packaging (up 21 percent), and aerospace (up 20 percent).

Sequentially, markets were mixed. Revenue was lower for both alumina and aluminum, down 5 percent and 1 percent, respectively, driven by lower alumina shipments and lower realized pricing in both businesses. In end markets, revenue increased in commercial transportation (6 percent) and aerospace (2 percent), while declines were seen in automotive (7 percent), industrial products (6 percent), building and construction (5 percent), and packaging (4 percent).

Excluding the impact of restructuring and other special items, income from continuing operations was $165 million in third quarter 2011, an increase of $69 million from the prior-year quarter’s $96 million, but a decrease of $199 million from sequential quarter income from continuing operations of $364 million.

In third quarter 2011, special items included the positive impact of mark-to-market changes on certain energy contracts and a net discrete income tax benefit, partially offset by the negative impact of net costs associated with restructuring and uninsured losses, including losses related to flood damage at Alcoa’s Bloomsburg, PA, plant.

For the quarter, adjusted EBITDA was $821 million, up 36 percent from third quarter 2010, but down 21 percent from second quarter 2011.

Year-to-date, revenues were $19.0 billion, up 23 percent over the first three quarters of 2010. Income from continuing operations year-to-date was $807 million, or $0.71 per share, compared to $4 million in the first three quarters of 2010. Net income year-to-date in 2011 was $802 million, or $0.71 per share.

Through the first three quarters of 2011, Alcoa continued to turn in outstanding performance against the Company’s financial targets. Alcoa generated $250 million in free cash flow while cash from operations was $1.1 billion. Alcoa improved liquidity in third quarter 2011, with cash on hand rising 6 percent to $1.3 billion compared to second quarter 2011. Capital spending through third quarter 2011 was $801 million, 53 percent of target. Year-to-date, Alcoa has invested $165 million in the Company’s joint venture in Saudi Arabia, 41 percent of target. Alcoa’s debt-to-capital ratio stands at 33.7 percent, 200 basis points lower than third quarter 2010 and within the Company’s targeted range of 30 to 35 percent.

Looking forward, Alcoa continues to project aluminum demand will grow 12 percent in 2011 on top of the 13 percent growth seen in 2010, well ahead of the 6.5 percent compound annual growth rate needed to double aluminum demand by 2020. Increasing demand in China, where the Company has raised its 2011 growth projection two-percentage points to 17 percent, will mostly offset declines in Europe and other regions.

On a global basis, Alcoa’s year-over-year end market outlook remains positive.

Aerospace, where order backlogs top eight years, and automotive, where increasing government requirements for fuel efficiency are driving more demand for light-weight solutions, are expected to remain strong. Alcoa projects aerospace demand will continue to grow in the second half of 2011 and the year-end growth rate will be between 6 and 7 percent. In the automotive market, Alcoa projects continued growth in the second half and a year-over-year improvement of 3 to 5 percent.

Growing demand for aluminum beverage cans in China, Europe, and the Middle East will offset flat to declining markets in the United States and drive overall packaging market growth of 2 to 3 percent in 2011 compared to 2010. The recovery in the industrial gas turbine market continues to support a brighter long-term outlook and a 2011 growth projection of 5 to 10 percent. The building and construction market continues to struggle in North America and Europe, leading to a growth projection of 1 to 3 percent, primarily due to continued strength in non-residential construction in China.

The outlook for commercial transportation is mixed, with a weaker second half of 2011, driven primarily by lower sales in Europe and China, offsetting strong first-half results and continued gains in the North American market. Alcoa projects heavy truck and trailer sales will range from flat to 2 percent growth over 2010.

Segment Information

Alumina

After-tax operating income (ATOI) in the third quarter was $154 million, up 120 percent compared to $70 million in third quarter 2010, but a decrease of $32 million, or 17 percent, compared to second quarter 2011. Adjusted EBITDA fell $24 million to $311 million, a sequential decrease of 7 percent. Third-quarter results were impacted by lower pricing on the London Metal Exchange (LME) and lower index pricing. Increased energy and raw materials costs were offset by improved productivity, higher volumes, and positive currency impact. Alumina production of 4.14 million metric tons in the third quarter was essentially flat from second quarter 2011, with higher internal sales offsetting a slight decrease in third-party shipments.

Primary Metals

ATOI in the third quarter was $110 million, an increase of $32 million, or 41 percent, over third quarter 2010 and a decrease of $91 million, or 45 percent, from second quarter 2011. Third-party realized metal prices decreased 5 percent sequentially on declining LME cash prices. Restarts at smelters in Massena, NY, and Intalco and Wenatchee, WA, had a positive impact of $6 million in the quarter compared to second quarter 2011.

Flat-Rolled Products

Third-party revenue in the third quarter was $2.0 billion, up 20 percent year-over-year and down 5 percent sequentially. ATOI for the third quarter was $60 million, down 9 percent, or $6 million, from third quarter 2010 and down 39 percent, or $39 million, from second quarter 2011. The declining performance was driven by significant deterioration in European markets, seasonal plant shutdowns and rising costs.

Engineered Products and Solutions

Revenue in the third quarter was $1.4 billion, up 17 percent over third quarter 2010 and an increase of $3 million over second quarter 2011. ATOI in the third quarter was $138 million, up $24 million, or 21 percent, from third quarter 2010 and down $11 million, or 7 percent, compared to second quarter 2011. Sequentially, decreased ATOI was mainly driven by unfavorable price and mix across most businesses as well as the cost impact of flooding at the Bloomsburg, PA, plant. The ATOI improvement from third quarter 2010 resulted from higher volumes across all businesses supported by a strong portfolio of innovative products.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on October 11, 2011 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics, and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 10 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “estimates,” “expects,” “forecasts,” “foresees,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand for aluminum, end market conditions, aluminum consumption rates, or other trend projections, targeted financial results or operating performance, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) global economic and financial market conditions generally, including the risk of another global economic downturn and uncertainties regarding the outcome or effects of sovereign debt issues or government intervention into the markets to address economic conditions; (c) unfavorable changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, oil and gas, defense, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, and Euro; (e) increases in energy costs, including electricity, natural gas, and fuel oil, or the unavailability or interruption of energy supplies; (f) increases in the costs of other raw materials, including caustic soda or carbon products; (g) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of operations (including moving its refining and smelting businesses down on the industry cost curve and increasing revenues in its Flat-Rolled Products and Engineered Products and Solutions segments), anticipated from its productivity improvement, cash sustainability, and other initiatives; (h) Alcoa’s inability to realize expected benefits from newly constructed, expanded or acquired facilities or from international joint ventures as planned and by targeted completion dates, including the joint venture in Saudi Arabia or the upstream operations in Brazil; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, and other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (k) the business or financial condition of key customers, suppliers, and business partners; (l) changes in tax rates or benefits; and (m) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2010, Forms 10-Q for the quarters ended March 31, 2011 and June 30, 2011, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	September 30, 2010	June 30, 2011	September 30, 2011
Sales	$5,287	$6,585	$6,419

Cost of goods sold (exclusive of expenses below)	4,413	5,247	5,290
Selling, general administrative, and other expenses	232	253	261
Research and development expenses	40	46	47
Provision for depreciation, depletion, and amortization	358	375	376
Restructuring and other charges	2	34	9
Interest expense	139	163	125
Other expenses (income), net	43	(50)	31

Total costs and expenses	5,227	6,068	6,139

Income from continuing operations before income taxes	60	517	280
(Benefit) provision for income taxes	(49)	136	55

Income from continuing operations	109	381	225
Loss from discontinued operations	—	(4)	—

Net income	109	377	225

Less: Net income attributable to noncontrolling interests	48	55	53

NET INCOME ATTRIBUTABLE TO ALCOA	$61	$322	$172

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Income from continuing operations	$61	$326	$172
Loss from discontinued operations	—	(4)	—

Net income	$61	$322	$172

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Income from continuing operations	$0.06	$0.31	$0.16
Loss from discontinued operations	—	(0.01)	—

Net income	$0.06	$0.30	$0.16

Diluted:
Income from continuing operations	$0.06	$0.28	$0.15
Loss from discontinued operations	—	—	—

Net income	$0.06	$0.28	$0.15

Average number of shares used to compute:
Basic earnings per common share	1,021,260,553	1,063,850,843	1,064,226,988
Diluted earnings per common share	1,026,774,598	1,165,059,389	1,164,085,935

Shipments of aluminum products (metric tons)	1,223,000	1,268,000	1,277,000

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Nine months ended September 30,
	2010	2011
Sales	$15,361	$18,962

Cost of goods sold (exclusive of expenses below)	12,636	15,252
Selling, general administrative, and other expenses	679	759
Research and development expenses	124	136
Provision for depreciation, depletion, and amortization	1,079	1,112
Restructuring and other charges	219	49
Interest expense	376	399
Other expenses (income), net	48	(47)

Total costs and expenses	15,161	17,660

Income from continuing operations before income taxes	200	1,302
Provision for income taxes	92	329

Income from continuing operations	108	973
Loss from discontinued operations	(8)	(5)

Net income	100	968

Less: Net income attributable to noncontrolling interests	104	166

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(4)	$802

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Income from continuing operations	$4	$807
Loss from discontinued operations	(8)	(5)

Net (loss) income	$(4)	$802

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Income from continuing operations	$—	$0.76
Loss from discontinued operations	(0.01)	(0.01)

Net (loss) income	$(0.01)	$0.75

Diluted:
Income from continuing operations	$—	$0.71
Loss from discontinued operations	(0.01)	—

Net (loss) income	$(0.01)	$0.71

Average number of shares used to compute:
Basic earnings per common share	1,016,516,286	1,059,945,523
Diluted earnings per common share	1,022,836,762	1,160,380,773

Common stock outstanding at the end of the period	1,021,350,038	1,064,276,127

Shipments of aluminum products (metric tons)	3,539,000	3,757,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2010	September 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,543	$1,332
Receivables from customers, less allowances of $45 in 2010 and $39 in 2011	1,565	1,915
Other receivables	326	386
Inventories	2,562	3,172
Prepaid expenses and other current assets	873	865

Total current assets	6,869	7,670

Properties, plants, and equipment	37,446	37,343
Less: accumulated depreciation, depletion, and amortization	17,285	17,872

Properties, plants, and equipment, net	20,161	19,471

Goodwill	5,119	5,271
Investments	1,340	1,521
Deferred income taxes	3,184	3,060
Other noncurrent assets	2,521	2,527
Assets held for sale	99	78

Total assets	$39,293	$39,598

LIABILITIES
Current liabilities:
Short-term borrowings	$92	$57
Commercial paper	—	107
Accounts payable, trade	2,322	2,480
Accrued compensation and retirement costs	929	956
Taxes, including income taxes	461	510
Other current liabilities	1,201	1,024
Long-term debt due within one year	231	489

Total current liabilities	5,236	5,623

Long-term debt, less amount due within one year	8,842	8,658
Accrued pension benefits	2,923	2,081
Accrued other postretirement benefits	2,615	2,555
Other noncurrent liabilities and deferred credits	2,560	2,373
Liabilities of operations held for sale	31	25

Total liabilities	22,207	21,315

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,141	1,178
Additional capital	7,087	7,545
Retained earnings	11,149	11,820
Treasury stock, at cost	(4,146)	(3,954)
Accumulated other comprehensive loss	(1,675)	(1,725)

Total Alcoa shareholders’ equity	13,611	14,919

Noncontrolling interests	3,475	3,364

Total equity	17,086	18,283

Total liabilities and equity	$39,293	$39,598

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Nine months ended September 30,
	2010	2011
CASH FROM OPERATIONS
Net income	$100	$968
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	1,080	1,113
Deferred income taxes	62	(78)
Equity income, net of dividends	(25)	(28)
Restructuring and other charges	219	49
Net (gain) loss from investing activities — asset sales	(8)	1
Loss from discontinued operations	8	5
Stock-based compensation	70	70
Excess tax benefits from stock-based payment arrangements	(1)	(6)
Other	121	35
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(467)	(415)
(Increase) in inventories	(94)	(606)
Decrease in prepaid expenses and other current assets	34	11
Increase in accounts payable, trade	16	171
(Decrease) in accrued expenses	(384)	(195)
Increase in taxes, including income taxes	167	117
Pension contributions	(70)	(217)
(Increase) in noncurrent assets	(56)	(96)
Increase in noncurrent liabilities	136	160
(Increase) in net assets held for sale	(24)	(2)

CASH PROVIDED FROM CONTINUING OPERATIONS	884	1,057
CASH PROVIDED FROM (USED FOR) DISCONTINUED OPERATIONS	7	(6)

CASH PROVIDED FROM OPERATIONS	891	1,051

FINANCING ACTIVITIES
Net change in short-term borrowings	(57)	(36)
Net change in commercial paper	—	107
Additions to long-term debt	1,082	1,254
Debt issuance costs	(5)	(17)
Payments on long-term debt	(1,587)	(1,122)
Proceeds from exercise of employee stock options	8	36
Excess tax benefits from stock-based payment arrangements	1	6
Dividends paid to shareholders	(94)	(98)
Distributions to noncontrolling interests	(154)	(253)
Contributions from noncontrolling interests	121	136
Acquisitions of noncontrolling interests	(66)	—

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(751)	13

INVESTING ACTIVITIES
Capital expenditures	(650)	(801)
Acquisitions, net of cash acquired (a)	(72)	(240)
Proceeds from the sale of assets and businesses (b)	(6)	(6)
Additions to investments	(224)	(216)
Sales of investments	138	5
Other	16	(11)

CASH USED FOR INVESTING ACTIVITIES	(798)	(1,269)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	20	(6)

Net change in cash and cash equivalents	(638)	(211)
Cash and cash equivalents at beginning of year	1,481	1,543

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$843	$1,332

(a)	Acquisitions, net of cash acquired for the nine months ended September 30, 2010 includes a cash inflow for cash received as a result of post-closing adjustments related to the acquisition of a BHP Billiton subsidiary that holds interests in four bauxite mines and one refining facility in the Republic of Suriname, which was completed on July 31, 2009.

(b)	Proceeds from the sale of assets and businesses for the nine months ended September 30, 2011 was a cash outflow as this line item includes cash paid to settle claims filed in 2010 against Alcoa by Platinum Equity (buyer of the wire harness and electrical portion of the former Electrical and Electronic Solutions business) in an insolvency proceeding in Germany. Proceeds from the sale of assets and businesses for the nine months ended September 30, 2010 was a cash outflow as this line item includes cash paid to settle former customer contracts of the divested Electrical and Electronic Solutions and Automotive Castings businesses.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q10	2Q10	3Q10	4Q10	2010	1Q11	2Q11	3Q11
Alumina:
Alumina production (kmt)	3,866	3,890	4,047	4,119	15,922	4,024	4,144	4,140
Third-party alumina shipments (kmt)	2,126	2,264	2,423	2,433	9,246	2,206	2,378	2,256
Third-party sales	$638	$701	$717	$759	$2,815	$810	$926	$879
Intersegment sales	$591	$530	$506	$585	$2,212	$633	$723	$751
Equity income	$2	$4	$1	$3	$10	$3	$22	$2
Depreciation, depletion, and amortization	$92	$107	$100	$107	$406	$103	$112	$117
Income taxes	$27	$41	$(22)	$14	$60	$44	$60	$42
After-tax operating income (ATOI)	$72	$94	$70	$65	$301	$142	$186	$154

Primary Metals:
Aluminum production (kmt)	889	893	891	913	3,586	904	945	964
Third-party aluminum shipments (kmt)	695	699	708	743	2,845	698	724	754
Alcoa’s average realized price per metric ton of aluminum	$2,331	$2,309	$2,261	$2,512	$2,356	$2,682	$2,830	$2,689
Third-party sales	$1,702	$1,710	$1,688	$1,970	$7,070	$1,980	$2,145	$2,124
Intersegment sales	$623	$693	$589	$692	$2,597	$839	$922	$798
Equity income (loss)	$—	$1	$—	$—	$1	$1	$(1)	$(4)
Depreciation, depletion, and amortization	$147	$142	$142	$140	$571	$141	$142	$137
Income taxes	$18	$—	$(3)	$81	$96	$53	$55	$21
ATOI	$123	$109	$78	$178	$488	$202	$201	$110

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	379	420	448	411	1,658	446	473	454
Third-party sales	$1,435	$1,574	$1,645	$1,623	$6,277	$1,892	$2,085	$1,974
Intersegment sales	$46	$40	$46	$48	$180	$69	$62	$48
Depreciation, depletion, and amortization	$59	$57	$57	$65	$238	$58	$60	$61
Income taxes	$18	$28	$26	$20	$92	$33	$35	$26
ATOI	$30	$71	$66	$53	$220	$81	$99	$60

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	46	50	51	50	197	55	57	56
Third-party sales	$1,074	$1,122	$1,173	$1,215	$4,584	$1,247	$1,370	$1,373
Equity income	$1	$—	$1	$—	$2	$1	$—	$—
Depreciation, depletion, and amortization	$41	$38	$37	$38	$154	$38	$41	$40
Income taxes	$31	$48	$63	$53	$195	$62	$72	$67
ATOI	$81	$107	$114	$113	$415	$130	$149	$138

Reconciliation of ATOI to consolidated net (loss) income attributable to Alcoa:
Total segment ATOI	$306	$381	$328	$409	$1,424	$555	$635	$462
Unallocated amounts (net of tax):
Impact of LIFO	(14)	(3)	(2)	3	(16)	(24)	(27)	2
Interest expense	(77)	(77)	(91)	(76)	(321)	(72)	(106)	(81)
Noncontrolling interests	(22)	(34)	(48)	(34)	(138)	(58)	(55)	(53)
Corporate expense	(67)	(59)	(71)	(94)	(291)	(67)	(76)	(76)
Restructuring and other charges	(122)	(21)	1	8	(134)	(6)	(22)	(7)
Discontinued operations	(7)	(1)	—	—	(8)	(1)	(4)	—
Other	(198)	(50)	(56)	42	(262)	(19)	(23)	(75)

Consolidated net (loss) income attributable to Alcoa	$(201)	$136	$61	$258	$254	$308	$322	$172

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted EBITDA

	Quarter ended
	September 30, 2010	June 30, 2011	September 30, 2011
Net income attributable to Alcoa	$61	$322	$172

Add:
Net income attributable to noncontrolling interests	48	55	53
Loss from discontinued operations	—	4	—
(Benefit) provision for income taxes	(49)	136	55
Other expenses (income), net	43	(50)	31
Interest expense	139	163	125
Restructuring and other charges	2	34	9
Provision for depreciation, depletion, and amortization	358	375	376

Adjusted EBITDA	$602	$1,039	$821

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow

	Quarter ended	Nine months ended
	September 30, 2011
Cash provided from operations	$489	$1,051

Capital expenditures	(325)	(801)

Free cash flow	$164	$250

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions, except per-share amounts)

Adjusted Income

	Quarter ended
	September 30, 2010	June 30, 2011	September 30, 2011
Net income attributable to Alcoa	$61	$322	$172
Loss from discontinued operations	—	(4)	—

Income from continuing operations attributable to Alcoa	61	326	172
Restructuring and other charges	(1)	16	5
Discrete tax items*	(38)	—	(10)
Other special items**	74	22	(2)

Income from continuing operations attributable to Alcoa — as adjusted	$96	$364	$165

Income from continuing operations attributable to Alcoa — as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income from continuing operations attributable to Alcoa determined under GAAP as well as Income from continuing operations attributable to Alcoa — as adjusted.

*	Discrete tax items include the following:

•

for the quarter ended September 30, 2011, a net benefit for adjustments made related to the filing of 2010 tax returns in various jurisdictions ($5) and a net benefit for other miscellaneous items ($5); and

•

for the quarter ended September 30, 2010, a benefit for the reversal of a valuation allowance related to net operating losses of an international subsidiary that are now realizable due to a settlement with a tax authority ($41), a charge for a tax rate change in Brazil ($11), and a benefit for the recovery of a portion of the unfavorable impact included in the quarter ended March 31, 2010 related to unbenefitted losses in Russia, China, and Italy ($8).

**	Other special items include the following:

•

for the quarter ended September 30, 2011, favorable mark-to-market changes in certain power derivative contracts ($13) and uninsured losses, including costs related to flood damage to a plant in Pennsylvania caused by Hurricane Irene, ($11);

•

for the quarter ended June 30, 2011, a net charge comprised of expenses for the early repayment of Notes set to mature in 2013 due to the premiums paid under the tender offers and call option and gains from the termination of related “in-the-money” interest rate swaps ($32) and favorable mark-to-market changes in certain power derivative contracts ($10); and

•

for the quarter ended September 30, 2010, unfavorable mark-to-market changes in certain power derivative contracts ($29), recovery costs associated with the São Luís, Brazil facility due to a power outage and failure of a ship unloader in the first half of 2010 ($23), restart costs and lost volumes related to a June 2010 flood at the Avilés smelter in Spain ($13), and a net charge comprised of expenses for the early repayment of Notes set to mature in 2011 through 2013 due to the premiums paid under the tender offers and call option and gains from the termination of related “in-the-money” interest rate swaps ($9).

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Alumina Segment

Adjusted EBITDA

	Quarter ended
	June 30, 2011	September 30, 2011
After-tax operating income (ATOI)	$186	$154

Add:
Depreciation, depletion, and amortization	112	117
Equity income	(22)	(2)
Income taxes	60	42
Other	(1)	—

Adjusted EBITDA	$335	$311

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.